CERTIFICATE OF INCORPORATION

                                       OF

                            CSW ENERGY SERVICES, INC.


            The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

            FIRST: The name of the corporation is CSW Energy Services, Inc. (hereinafter referred to as the "Corporation").

            SECOND: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (hereinafter referred to as the "GCL").

            FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1000) shares of common stock, each without par value.
            Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

            FIFTH: The directors shall have power to adopt, amend or repeal By-Laws of the Corporation, except as may otherwise be provided in the By-Laws of the Corporation.

            SIXTH: Election of directors need not be by written ballot, except as may otherwise be provided in the By-Laws of the Corporation.

            SEVENTH: The name and mailing address of the incorporator is Guilford W. Gaylord, Milbank, Tweed, Hadley and McCloy, One Chase Manhattan Plaza, New York, New York 10005-1413.

            WITNESS my signature this 24th day of September 1997.


                                              Guilford W. Gaylord
                                                Sole Incorporator